Exhibit 15 b



Jonas Wood (b. 1977)



Jonas Wood is one of the most recognizable Contemporary artists working today and has a bold, graphic, and commercially appealing aesthetic.

INVESTMENT THESIS

Price Appreciation of Similar Works

30.0%

Initial Offering Price

$2,331,000

Average Hammer Prices



$6.0m
$4.0m
$2.0m
$0.0m
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16
17
18
19
20
21

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	low 9 years
2021 Auction Sales	low $8,568,400
Repeat Sales	view

0% Progress

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DEAL SHEET

WHY WE LIKE THIS PAINTING

- Jonas Wood (b. 1977) is one of the most recognizable Contemporary artists working today and has a bold, graphic, and commercially appealing aesthetic.
- The Painting is a vibrant, large-scale example from Jonas Wood's hybrid "Collaboration Appropriation" series, in which he combines two frequently painted subjects: a spotted orchid and basketballs, set against a stark black background.
- The first auction sale for a large-scale "plant painting" by Jonas Wood occurred in May 2015 when *Black Still Life with Flower Pattern* (2015) sold for $610,000 against a presale estimate of $80,000 to $120,000. Since then, works by the artist have achieved prices at auction as high as $6,150,000, when *Two Tables with Floral Pattern* (2015) sold in May 2021.
- Only two "Collaboration Appropriation" paintings have sold at public auction, each for more than double its pre-sale low estimate.
- Jonas Wood has been represented by both top global mega gallery, Gagosian Gallery, since 2015, as well as David Kordansky Gallery in Los Angeles, which just recently held a sold-out, solo exhibition of the artist's latest work.
- Although there are no guarantees, similar works have shown attractive historical price appreciation at auction of 30.0% annualized from 2015 to 2021.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



NBA

2021 Auction Sales	2020 Number of Lots Sold
$8,568,400	118

JONAS WOOD

b. 1977, BOSTON

Oil and acrylic on canvas | 81 × 61 in. (206 × 155 cm.)

Jonas Wood is one of the most recognizable Contemporary artists working today and has a bold, graphic, and commercially appealing aesthetic.



$2,331,000

INITIAL OFFERING

30.0%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is a vibrant, large-scale example from Jonas Wood's hybrid "Collaboration Appropriation" series, in which he combines two of his frequently painted subjects: a spotted orchid and basketballs, set against a stark black background. The "Collaboration Appropriation" series is important within Wood's body of work, and in April 2016, a work from the series appeared on the cover of Art in America, a leading publication on Contemporary art. When Wood first arrived in Los Angeles in 2003, he was inspired by the lush landscape of Southern California. Many of Wood's paintings feature verdant landscapes or domesticated potted plants and allow the artist to experiment with color theory, pattern and composition. As an avid sports fan, basketball, tennis and boxing imagery have also appeared in Wood's work since his earliest exhibitions. As of March 7, 2022, only two works from the "Collaboration Appropriation" series have sold at public auction, each for more than double its pre-sale low estimate. *Collaboration Appropriation 4* (2015), which is approximately a third the size of the Painting, sold for $1,031,067 on February 12, 2020, at Sotheby's, London, and *Mini Purple Bball Orchid* (2021), which is approximately an eighth the size of the Painting, sold for $870,000 on November 12, 2021, at Christie's, New York.

Since Wood's work first appeared at auction, the total annual turnover exclusive of buyer's premium for the artist's work grew from approximately $4.9 million to $18.4 million by 2019. The rising prices and volume for Wood's work at auction speaks to the breadth of Woods' collector base and appeal, which include several prominent art collectors, including Leonardo DiCaprio, Masahiro and Yoshimi Maki, Yusaku Maezawa, and Maurice and Paul Marciano. Large-scale floral still lifes by Jonas Wood have achieved prices in excess of $2 million and account for four of Wood's top ten sales at auction: *Two Tables with Floral Pattern* (2013) sold for $6,510,000 on May 11, 2021 at Christies, New York, *Yellow Still Life with Grating* (2016) sold for HKD 36,250,000 ($4,652,470) on December 1, 2021 at Christie's, Hong Kong and *Maritime Hotel Pot with Aloe* (2015) sold for $2,292,500 on May 18, 2018 at Christie's, New York. The painting's scale, subject matter, composition and execution make this a desirable work by Jonas Wood.

LARGE-SCALE FLORAL STILL LIFES BY JONAS WOOD HAVE ACHIEVED PRICES IN EXCESS OF $2 MILLION AND ACCOUNT FOR FOUR OF WOOD'S TOP TEN SALES AT AUCTION: *TWO TABLES WITH FLORAL PATTERN* (2013) SOLD FOR $6,510,000 ON MAY 11, 2021, AT CHRISTIES, NEW YORK, *YELLOW STILL LIFE WITH GRATING* (2016) SOLD FOR HKD 36,250,000 ($4,652,470) ON DECEMBER 1, 2021, AT CHRISTIE'S, HONG KONG AND *MARITIME HOTEL POT WITH ALOE* (2015) SOLD FOR $2,292,500 ON MAY 18, 2018, AT CHRISTIE'S, NEW YORK.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$7M
$5.3M
$3.5M
$1.8M
2015
2016
2017
2018
2019
2020
2021

Jonas Wood (b. 1977, Boston) is one of the most recognizable Contemporary artists working today and has a bold, graphic, and commercially appealing aesthetic. Wood studied psychology and studio art, graduating from Hobart and William Smith Colleges in 1999, and went on to earn his MFA from the University of Washington in 2002. His practice eventually evolved into a signature style: colorful depictions of domestic spaces, still lifes and landscapes, rendered in complex overlays of simple forms. In 2003, Wood moved to Los Angeles with his wife and fellow artist, Shio Kusaka. In 2006, the art space Black Dragon Society gave Wood his first solo show in Los Angeles, which was followed by a succession of solo exhibitions with Anton Kern gallery in New York and Shane Campbell Gallery in Los Angeles. In 2010, the artist had his first institutional exhibition at the Hammer Museum at the University of California, Los Angeles. The first major museum survey of Jonas Wood's work was held at the Dallas Museum of Art in 2019 and the artist's work is held in the permanent collections of numerous public institutions including: Hirshhorn Museum and Sculpture Garden, Washington, D.C.; The Broad, Los Angeles; the Metropolitan Museum of Art, New York; and the Museum of Modern Art, New York. As of March 7, 2022, Wood lives and works in Los Angeles and is represented by Gagosian and David Kordansky.




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JONAS WOOD


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IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Jonas Wood with the following criteria: Works executed in acrylic and/or oil on canvas which measure between 45 inches by 45 inches and 100 inches by 100 inches; excluding paintings which feature people, animals, purely abstract works, fish pots, tennis courts, interior scenes with no plants, exterior landscape paintings with patterned backgrounds and black and white works. "Two Tables with Floral Pattern" (2013) set a new record for the artist's work at auction, and without this sale the CAGR referenced above is reduced to 19.9%. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 30.0% CAGR implied from selected sales occurring from May 13, 2015 to November 18, 2021.

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